EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS FIRST QUARTER 2011 RESULTS

Chapel Hill, N.C., May 5, 2011 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the first quarter ended March 31, 2011.

Corporate Highlights

•
The Company was granted a preliminary injunction by the U.S. District Court for the Eastern District of Texas, ordering Par Pharmaceutical Inc. (Par) not to make, use, sell, offer to sell, or import into the United States a generic version of sumatriptan / naproxen sodium that competes with Treximet® (sumatriptan / naproxen sodium) until a final decision in the patent case against Par and two other generic companies is issued.

•
POZEN entered into a license agreement with Cilag GmbH International, a division of Johnson & Johnson, for the development and commercialization of MT 400 in Brazil, Colombia, Ecuador and Peru.  MT 400 is POZEN’s proprietary combination of sumatriptan and naproxen sodium, the first multiple mechanism triptan therapy for the treatment of migraine. POZEN previously licensed U.S.-only rights to MT 400 to GlaxoSmithKline, who markets a different dose of MT 400 as Treximet.

•	VIMOVO™ (naproxen / esomeprazole magnesium) was launched in Canada, Netherlands and United Kingdom in the first quarter of 2011.

•
The Company announced positive top-line results of a Phase 1 study of PA32540, a novel coordinated-delivery tablet of enteric-coated (EC) aspirin (325 mg) and immediate-release (IR) omeprazole (40 mg). The data from our Co-Rx Study suggest that PA32540 given in conjunction with clopidogrel, dosed at least 10 hours apart, resulted in significantly better inhibition of ADP-induced platelet aggregation (anti-clotting) when compared to a current standard of care (81 mg of EC aspirin, EC omeprazole 40 mg and clopidogrel).

First Quarter Results

For the first quarter of 2011, POZEN reported revenue of $4.5 million, comprised of royalty on sales of Treximet and VIMOVO, of $4.1 million and $0.4 million, respectively. For the first quarter of 2010, the Company reported total revenue of $6.9 million, resulting from the amortization of upfront payments received pursuant to the collaboration agreement with AstraZeneca of $3.1 million, and royalties of $3.8 million on sales of Treximet.

Operating expenses for the first quarter of 2011 totaled $10.2 million as compared to $9.9 million for the comparable period in 2010. The higher operating expenses in the first quarter of 2011 were primarily due to increases in costs associated with the PA32540 development program and pre-commercialization costs, partially offset by a reduction in patent litigation expenses.

The Company reported a net loss of $5.7 million, or $0.19 per share on a diluted basis, for the first quarter of 2011, compared to net loss of $3.0 million, or $0.10 per share on a diluted basis, for the first quarter of 2010.

Balance Sheet

At March 31, 2011, cash, cash equivalents and short-term investments totaled $56.8 million compared to $64.1 million at December 31, 2010.  The Company had an accounts receivable balance of $4.5 million from GlaxoSmithKline and AstraZeneca at March 31, 2011.

Outlook

During 2011, POZEN plans to continue the late-stage clinical development of PA32540, along with its pre-commercialization activities.  Additionally, we expect that patent litigation costs will be substantially less than the $9.4 million spent in 2010.   Given that the final verdict on the Treximet patent litigation has not been issued, and the VIMOVO launch is still in its early stages, the Company will not provide annual financial guidance at this time.

First Quarter Results Webcast

POZEN will host a webcast to present first quarter 2011 results and management’s outlook on Thursday, May 5, 2011 at 11:00 a.m. (EDT).  The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years – something almost no other small pharmaceutical company has done. Funded by these two milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI toxicity. The lead candidate, PA32540, is being investigated for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers and has entered Phase 3 clinical trials. POZEN is retaining commercial control of the pipeline assets and will develop a 21st century sales and marketing organization using a new sales force model and digital communications. The Company's common stock is traded on The NASDAQ Stock Market under the symbol "POZN". For more detailed company information, including copies of this and other press releases, please visit: www.pozen.com.

About PA

POZEN is creating a portfolio of integrated aspirin therapies – the PA product platform.  The products in the PA portfolio are intended to significantly reduce gastrointestinal (GI) ulcers and other GI complications compared to taking aspirin alone.

The first candidate is PA32540.  It is a coordinated-delivery tablet combining immediate release omeprazole, a proton pump inhibitor (PPI), layered around pH-sensitive aspirin.  This novel, patented product is administered orally once a day and will be indicated for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers.  POZEN has completed enrollment for the long-term safety study and continues enrollment on the two pivotal studies, targeting a New Drug Application (NDA) filing in 2012.

Additionally, POZEN is conducting exploratory work on integrated aspirin therapies for other pain and pain-related conditions.

About VIMOVO

VIMOVO, co-developed by POZEN Inc. and AstraZeneca, is a fixed-dose combination of delayed-release enteric-coated naproxen, a pain-relieving non-steroidal anti-inflammatory drug (NSAID), and immediate release esomeprazole, a proton pump inhibitor (PPI).  On April 30, 2010, the Company announced that the U.S. Food and Drug Administration (FDA) approved VIMOVO delayed-release tablets for the relief of the signs and symptoms of osteoarthritis (OA), rheumatoid arthritis (RA) and ankylosing spondylitis (AS), and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers.  VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to the absorption from other naproxen-containing products.  Controlled studies do not extend beyond six months.

Since FDA approval, AstraZeneca’s initial U.S. commercial efforts have been focused on building brand awareness and on developing formulary access and reimbursement, with detailing having begun in September 2010.

VIMOVO received positive agreement for approval in 23 countries across the European Union in October 2010, which was followed by marketing and pricing approval in the United Kingdom, the first major ex-U.S. territory.

For Full Prescribing Information see www.vimovo.com.

About Treximet

Treximet was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human dura mater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action.   As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

In May 2008, POZEN officially transferred to GSK the Investigational New Drug (IND) and New Drug Application (NDA) for the product. GSK is responsible for the commercialization of Treximet in the U.S. and POZEN receives a royalty based on net sales of Treximet from GSK.  Beginning January 1, 2010, that royalty rate increased to 18 percent.

POZEN also has ex-U.S. rights to develop and market sumatriptan and naproxen combinations at other doses.

For Full Prescribing Information see www.treximet.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet® and our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2010. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue:
Royalty revenue	$4,461,692	$3,771,125
Other licensing revenue	—	3,086,177
Development revenue	—	68,077
Total revenue	4,461,692	6,925,379
Operating expenses:
Selling, general and administrative	4,306,647	5,206,669
Research and development	5,910,150	4,718,231
Total operating expenses	10,216,797	9,924,900
Other Income:
Interest and other income, net	69,208	32,895
Income (loss) before income tax benefit	(5,685,897)	(2,966,626)
Income tax benefit	—	—
Net income (loss) attributable to common stockholders	$(5,685,897)	$(2,966,626)

Basic net income (loss) per common share	$(0.19)	$(0.10)

Shares used in computing basic net income (loss) per common share	29,904,347	29,833,553

Diluted net income (loss) per common share	$(0.19)	$(0.10)

Shares used in computing diluted net income (loss) per common share	29,904,347	29,833,553

POZEN Inc.
Balance Sheets
(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$22,222,478	$31,232,083
Short-term investments	34,534,446	32,858,549
Accounts receivable	4,461,692	4,038,726
Prepaid expenses and other current assets	1,070,859	1,498,995
Total current assets	62,289,475	69,628,353
Equipment, net of accumulated depreciation	82,829	70,033
Total assets	$62,372,304	$69,698,386

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$941,335	$2,972,309
Accrued compensation	618,306	2,327,327
Accrued expenses	3,527,378	2,504,147
Deferred revenue	257,300	—
Total current liabilities	5,344,319	7,803,783

Long-term liabilities:
Accrued contract costs	1,601,673	1,266,491
Total liabilities	6,945,992	9,070,274

Total stockholders’ equity	55,426,312	60,628,112
Total liabilities and stockholders’ equity	$62,372,304	$69,698,386

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